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                     May 3, 2022

       Pat Cotroneo
       Chief Financial Officer
       FibroGen, Inc.
       409 Illinois Street
       San Francisco, CA 94158

                                                        Re: FibroGen, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2020
                                                            Filed March 1, 2021
                                                            File No. 001-36740

       Dear Mr. Cotroneo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Juan Graham